EXHIBIT 99.1

Contact:	Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Marc Langland to Retire as Northrim BanCorp Chairman
Joe Beedle to Become Chairman and Joe Schierhorn Appointed to Board of Directors

ANCHORAGE, Alaska - October 26, 2015 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim”) today announced that Marc Langland will be retiring from the Board of Directors of both the Bancorp and Northrim Bank effective December 31, 2015. Joe Beedle, President, CEO and a director will assume the duties of Chairman of the Board for both the Bancorp and Northrim Bank. Joe Schierhorn, Chief Operating Officer and Northrim Bank’s President, will be appointed to fill Langland’s seat on both the Bancorp and Northrim Bank’s boards and will become the CEO of Northrim Bank. The appointments for Mr. Beedle and Mr. Schierhorn will become effective January 1, 2016.

“As a founder of Northrim Bank and one of Alaska’s most well-respected citizens, Marc Langland has helped to create a thoroughly Alaskan institution that is dedicated to serving our customers, employees and shareholders. Over the past 25 years his work has laid the foundation for our continuing success. Marc has earned his retirement, and we wish him all the best in the years to come,” said Beedle.

After starting in banking in Iowa and Colorado, Marc began his Alaska banking career in 1965 in Anchorage. In 1977, he became President and CEO of First National Bank of Fairbanks, a position he held through 1985. From 1985-1987, he served as Chairman and CEO of Key Bank of Alaska. Marc co-founded Northrim Bank in 1990. Marc has served in a number of leadership roles and board positions in business, community and statewide organizations, which work toward a strong economy and prudent fiscal planning at the state level. He is currently a board director for Usibelli Coal Mine, Inc. and is a past director for the Alaska Air Group and a past board member and chairman of the Alaska Permanent Fund Corporation.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com